Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2021, relating to the financial statements of Beam Therapeutics Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Beam Therapeutics Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 17, 2021